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                                                                      Exhibit 23

                    INDEPENDENT AUDITORS' REPORT ON FINANCIAL
                         STATEMENT SCHEDULES AND CONSENT


The Board of Directors
BHA Group Holdings, Inc.:

The audits referred to in our report dated October 31, 2003 included the related financial statement schedule as of September 30, 2003 and for each of the years in the three-year period ended September 30, 2003, included in the 2003 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statement (No. 33-58782) on Form S-8 of BHA Group Holdings, Inc. of our reports dated October 31, 2003 relating to the consolidated balance sheets of BHA Group Holdings, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of earnings, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2003, and the related schedule, which reports are included in the September 30, 2003 Annual Report on Form 10-K of BHA Group Holdings, Inc.

Our report, dated October 31, 2003, on the consolidated financial statements described above refers to the change in the method of accounting for goodwill and other intangible assets effective October 1, 2001.

/s/ KPMG LLP

Kansas City Missouri
November 11, 2003